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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) November 14, 2000



                      LEXINGTON CORPORATE PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

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

     Maryland                                 1-12386                            13-3717318
(State or other jurisdiction
     of incorporation)               (Commission File Number)         (IRS Employer Identification No.)

                  355 Lexington Avenue New York, New York 10017
               (Address of principal Executive offices) (Zip code)




                  Registrant's telephone number, including area  code:
                                 (212) 692-7260



                                 Not Applicable


          (Former name or former address, if changed since last report)





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ITEM 5.  Other Events

         On November 14, 2000 Lexington Corporate Properties Trust (the "Company") announced that it has agreed to acquire two Delaware limited partnerships, Net 1 L.P. and Net 2 L.P. (the "Net Partnerships") in a merger transaction valued at approximately $143.0 million.

The Net Partnerships own twenty-five properties in fifteen states, which generate approximately $15.1 million of net rental revenue. The Company will issue $65.0 million of securities, with a maximum of one half in Company common shares and a minimum of one half in the Company's 8.5% Convertible Subordinated Debentures, and assume approximately $78.0 million in non-recourse mortgages with a weighted average interest rate of 8%.

E. Robert Roskind, the Company's Chairman and Co-Chief Executive Officer is also the controlling shareholder of the 1% general partner of the Net Partnerships.

The merger is subject to customary closing conditions, including approval of the Company shareholders and the Net Partnerships limited partners.

ITEM 7.  Financial Statements, ProForma Financial Information and Exhibits

(a)      not applicable

(b)      not applicable

(c)      Exhibits

         (i) Press release issued by the Company dated November 14, 2000, announcing agreement to merge Net 1 L.P. and Net 2 L.P. with Net 3 L.P. a wholly owned subsidiary of Lexington.




                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                        By:Lexington Corporate Properties Trust


Date: November 15, 2000                 By: /s/ Patrick Carroll
     --------------------------            ----------------------------------
                                           Patrick Carroll
                                           Chief Financial Officer